Exhibit 99.1

    NEWS RELEASE
Contact:
Mike Hoelter
Vice President, Corporate Controller and Investor Relations
Phone: 419-897-6715
E-mail: investorrelations@andersonsinc.com

The Andersons, Inc. Names David R. Heppner to Board of Directors

MAUMEE, OHIO, June 18, 2026 – The Andersons, Inc. (Nasdaq: ANDE) has named David R. Heppner to the company’s board of directors, effective June 18, 2026.

Mr. Heppner is chief strategy officer and senior vice president, business development at Marathon Petroleum Corporation, a leading, integrated downstream energy company. He also serves as senior vice president at MPLX GP LLC.

Mr. Heppner brings nearly four decades of experience spanning engineering, operations, and commercial leadership. Since joining Marathon in 1988, he has held roles of increasing responsibility across engineering, project management, and business development, including senior leadership positions at Speedway, where he served as vice president of operations and senior vice president of engineering services and corporate support.

He later served as vice president of commercial and business development and was named senior vice president of strategy and business development in 2021, before assuming his current role in 2024.

Mr. Heppner is actively involved in community and industry organizations. He serves on the Board of Trustees at Ohio Northern University. His prior service includes leadership roles with Habitat for Humanity, the United Way, Boy Scouts of America, and the March of Dimes, as well as board roles with Dayton Children’s Hospital Foundation and other organizations.

“Dave brings deep experience in strategy, operations, and business development that aligns well with our focus on disciplined growth and portfolio optimization,” said Chairman Pat Bowe. “We look forward to his contributions as we continue to strengthen our core businesses and deliver long-term value for our stakeholders.”

About The Andersons, Inc.
The Andersons, Inc., is a North American agriculture company that conducts business in the agribusiness and renewables sectors. Guided by its Statement of Principles, The Andersons is committed to providing extraordinary service to its customers, helping its employees improve, supporting its communities, and increasing the value of the company. For more information, please visit www.andersonsinc.com.